Exhibit 1.2

Pricing Agreement

Banc of America Securities LLC

40 West 57th Street, NY1-040-27-03,

New York, NY 10019

BNP Paribas Securities Corp.

787 7th Avenue

New York, NY 10019

Greenwich Capital Markets, Inc.

600 Steamboat Road

Greenwich, CT 06830

As Representatives of the several

Underwriters named in Schedule I hereto,

June 5, 2006

Ladies and Gentlemen:

San Diego Gas & Electric Company, a California corporation (the “Company”), proposes, subject to the terms and conditions stated herein and in the Underwriting Agreement, dated June 5, 2006 (the “Underwriting Agreement”) between the Company on the one hand and Banc of America Securities LLC, BNP Paribas Securities Corp. and Greenwich Capital Markets, Inc. on the other hand, to issue and sell to the Underwriters named in Schedule I hereto (the “Underwriters”) the First Mortgage Bonds specified in Schedule II hereto (the “Designated Bonds”). Each of the provisions of the Underwriting Agreement is incorporated herein by reference in its entirety, and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein; and each of the representations and warranties set forth therein shall be deemed to have been made at and as of the date of this Pricing Agreement and the Applicable Time (as defined herein), except that each representation and warranty which refers to the Prospectus in Section 2 of the Underwriting Agreement shall be deemed to be a representation and warranty as of the date of the Underwriting Agreement in relation to the Prospectus (as therein defined), and also a representation and warranty as of the date of this Pricing Agreement and the Applicable Time in relation to the Prospectus as amended or supplemented relating to the Designated Bonds which are the subject of this Pricing Agreement. Each reference to the Representatives herein and in the provisions of the Underwriting Agreement so incorporated by reference shall be deemed to refer to you. Unless otherwise defined herein, terms defined in the Underwriting Agreement are used herein as therein defined. The Representatives designated to act on behalf of the Representatives and on behalf of each of the Underwriters of the Designated Bonds pursuant to Section 12 of the Underwriting Agreement and the address of the Representatives referred to in such Section 12 are set forth at the end of Schedule II hereto.

An amendment to the Registration Statement, or a supplement to the Prospectus, as the case may be, and a Final Term Sheet (as defined in the Underwriting Agreement) relating to the Designated Bonds, in the form attached hereto as Schedule III, is now proposed to be filed with the Commission.

Subject to the terms and conditions set forth herein and in the Underwriting Agreement incorporated herein by reference, the Company agrees to issue and sell to each of the Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from the Company, at the time and place and at the purchase price to the Underwriters set forth in Schedule II hereto, the principal amount of Designated Bonds set forth opposite the name of such Underwriter in Schedule I hereto.

If the foregoing is in accordance with your understanding, please sign and return to us one for the Company and for each of the Representatives plus one for each counsel counterparts hereof, and upon acceptance hereof by you, on behalf of each of the Underwriters, this letter and such acceptance hereof, including the provisions of the Underwriting Agreement incorporated herein by reference, shall constitute a binding agreement between each of the Underwriters, on the one hand, and the Company, on the other hand. It is understood that your acceptance of this letter on behalf of each of the Underwriters is or will be pursuant to the authority set forth in a form of Agreement among Underwriters, the form of which shall be submitted to the Company for examination upon request, but without warranty on the part of the Representatives as to the authority of the signers thereof.

Very truly yours,

San Diego Gas & Electric Company

By:	/s/ Joan T. Jones
Name:	Joan T. Jones
Title:	Vice President, Finance & Treasurer

Accepted as of the date hereof:

Banc of America Securities LLC

By:	/s/ Lily Chang
Name:	Lily Chang
Title:	Principal

BNP Paribas Securities Corp.

By:	/s/ Timothy D. McCann
Name:	Timothy D. McCann
Title:	Managing Director

Greenwich Capital Markets, Inc.

By:	/s/ John McCabe
Name:	John McCabe
Title:	Senior Vice President

On behalf of each of the Underwriters

SCHEDULE I

Underwriter	Principal Amount of Designated Bonds to be Purchased
Banc of America Securities LLC	$65,000,000
BNP Paribas Securities Corp.	65,000,000

Greenwich Capital Markets, Inc.	65,000,000

Calyon Securities (USA) Inc.	22,500,000

HSBC Securities (USA) Inc.	22,500,000

Loop Capital Markets, LLC	10,000,000

Total	$250,000,000

Schedule I-1

SCHEDULE II

Title of Designated Bonds:

6.00% First Mortgage Bonds, Series DDD due 2026

Aggregate principal amount:

$250,000,000

Price to Public:

99.553% of the principal amount of the Designated Bonds

Purchase Price by Underwriters:

98.678% of the principal amount of the Designated Bonds

Form of Designated Bonds:

Book-entry only form represented by one or more global securities deposited with The Depository Trust Company (“DTC”) or its designated custodian, to be made available for checking by the Representatives at least twenty-four hours prior to the Time of Delivery at the office of DTC.

Specified funds for payment of purchase price:

Federal (same day) funds

Applicable Time:

1:15 p.m. (New York City time) June 5, 2006

Time of Delivery:

10:00 a.m. (New York City time), June 8, 2006

Indenture:

Indenture dated July 1, 1940, as amended and supplemented to date, including the Supplemental Indenture dated as of June 8, 2006, between the Company and U.S. Bank National Association, as successor trustee

Maturity:

June 1, 2026

Schedule II-1

Interest Rate:

6.00%

Interest Payment Dates:

June 1 and December 1, commencing December 1, 2006

Redemption Provisions:

The Designated Bonds may be redeemed, in whole or in part, at the option of the Company, at any time or from time to time on the terms and subject to the conditions set forth in the final prospectus supplement dated June 5, 2006, relating to the Designated Bonds.

Sinking Fund Provisions:

No sinking fund provisions

Closing location for delivery of Designated Bonds:

Latham & Watkins LLP

633 West Fifth Street

Los Angeles, California 90071

Additional Closing Conditions:

Not applicable

Names and addresses of Representatives:

Designated Representatives:

Banc of America Securities LLC

BNP Paribas Securities Corp.

Greenwich Capital Markets, Inc.

Address for Notices, etc.:

Banc of America Securities LLC

40 West 57th Street, NY1-040-27-03,

New York, NY 10019

Attention: High Grade Transaction Management/Legal

704.264.2522 (FAX)

BNP Paribas Securities Corp.

787 7th Avenue

New York, NY 10019

Attention: Fixed Income Syndicate Desk

212.841.3930 (FAX)

Greenwich Capital Markets, Inc.

600 Steamboat Road

Greenwich, CT 06830

Attention: Credit Markets/Legal

203.422.4083 (FAX)

Greenwich Capital Markets, Inc. 600 Steamboat Road Greenwich, CT 06830 Attention: Credit Markets/Legal 203.422.4083 (FAX)